UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: October 18, 2019

(Date of earliest event reported)

COHBAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55334	26-1299952
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1455 Adams Drive, Suite 2050

Menlo Park, CA 94025

(Address of principal executive offices and zip code)

(650) 446-7888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CWBR	Nasdaq Capital Market

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

COHBAR, INC.

FORM 8-K

Item 5.02	Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2019, the board of directors (the “Board”) of CohBar, Inc. (the “Company”) appointed Misha Petkevich as a member of the Board. Mr. Petkevich was also subsequently appointed to the Audit Committee of the Board.

Mr. Petkevich, 70, has served as the Chief Investment Officer of V2M Capital LLC, an investment fund, since 2015, after founding V2M Capital LLC’s predecessor firm, BladeRock Capital, LLC, in 2005. Prior to founding BladeRock Capital, Mr. Petkevich founded The Petkevich Group, a biotechnology advisory firm, where he was Chairman and Chief Executive Officer. Mr. Petkevich has also served as Managing Director, as well as Head of Healthcare and Investment Banking at Robertson Stephens & Co. Mr. Petkevich began his career at Hambrecht & Quist, an investment bank, where he served as a Principal, Head of Healthcare Banking and as a biotechnology analyst. Mr. Petkevich also serves on the board of directors of a private biopharmaceutical company. Mr. Petkevich received his bachelor’s degree from Harvard University and his DPhil from the University of Oxford.  The Board believes that Mr. Petkevich’s financial and business expertise in the biopharmaceutical industry qualify him to serve as a member of our Board.

In connection with his appointment as a member of the Board, Mr. Petkevich was granted stock options to purchase 200,000 shares of the Company’s common stock at an exercise price of $1.43 per share (the “Option”). The Option will vest and become exercisable in equal monthly installments over a period of four years based on Mr. Petkevich’s continued service to the Company during the vesting period. Mr. Petkevich will also receive annual cash compensation of $60,000 in consideration of his service as a director.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHBAR, INC.
(Registrant)

October 23, 2019	By:	/s/ Jeffrey F. Biunno
(Date)		Jeffrey F. Biunno
Chief Financial Officer

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